UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    FORM S-8

         REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933

                         PAYMENT  DATA  SYSTEMS,  INC.

         (Exact  name  of  registrant  as  specified  in  its  charter)

                  NEVADA                                98-0190072
                 ---------                              ----------
     (State  or  other  jurisdiction                  (IRS  Employer
     of  incorporation  or  organization)          Identification  No.)

                           12500 SAN PEDRO, SUITE 120
                             SAN ANTONIO, TX  78216
                           Telephone:  (210) 249-4100
                                 --------------
    (Address,  Including  Zip Code and Telephone Number, of Principal Executive
                                    Offices)

           AMENDED AND RESTATED 1999 EMPLOYEE COMPREHENSIVE STOCK PLAN

                      (Full  Title  of  the  Plan)

                                 MICHAEL R. LONG
                             CHIEF EXECUTIVE OFFICER
                                 12500 SAN PEDRO
                                    SUITE 120
                            SAN ANTONIO, TEXAS 78216
                                 (210) 249-4100

                     (Name,  Address  and  Telephone  Number,
                including  Area  Code,  of  Agent  for  Service)

                          Copies of communications to:

                              AMY M. TROMBLY, ESQ.
                              TROMBLY BUSINESS LAW
                           1320 Centre St. Suite 202
                                Newton, MA 02459
                                 (617) 243-0060

                         CALCULATION OF REGISTRATION FEE

Title of each                    Proposed maximum  Proposed maximum   Amount of
Class of securities Amount to be offering price   aggregate offering  registration
To be registered      registered    per share         price               fee

Common Stock,
..001 Par Value       20,000,000     $0.11             $2,200,000        $235.40

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2) The price of $0.11 per share, which was the average of the high and low prices of the Registrant's Common Stock, as reported on the Over-The-Counter Bulletin Board on May 22, 2006 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

                                     PART  I

           INFORMATION  REQUIRED  IN  THE  SECTION  10(a)  PROSPECTUS

ITEM  1.     PLAN  INFORMATION

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM  2.     REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION

The  Registrant  will  provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Payment Data Systems, 12500 San Pedro, Suite 120, San Antonio, TX 78216.

                    PART  II
    INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are incorporated by reference in this registration statement.

a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

b) All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

c) The description of the common stock, $.001 par value per share (the "Common Stock") of the Registrant is contained in the Registrant's annual report on Form 10-KSB.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM  4.     DESCRIPTION  OF  SECURITIES

Not  applicable.  The  class  of  securities  to  be offered is registered under
Section  12  of  the  Exchange  Act.

ITEM  5.     INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL

No expert or counsel will receive a direct or indirect interest in our company or was our promoter, underwriter, voting trustee, director or officer or employee. Nor does any expert or counsel have any contingent based agreement with us or any other interest in or connection to us.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

Nevada law generally sets forth the powers of the Company to indemnify officers, directors, employees and agents. The Articles of Incorporation for the Company provide as follows:

No director or officer shall have any personal liability to the corporation or its stockholders for the damages for breach of fiduciary duty as a director or officer, except that this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Nevada Revised Statutes.

The  By-laws  of  the  Company  provide  as  follows:

Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest legally permissible extent under the general Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgment, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such Directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

The Board of Directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the corporation, or is or was serving at the request of the corporation as a Director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

Under the foregoing provisions of the Registrant's Articles of Incorporation and By-Laws, each person who is or was a director or officer shall be indemnified by the Registrant to the full extent permitted or authorized by the General Corporation Law of Nevada. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of Payment Data Systems, such person shall be indemnified against expenses, including attorneys' fees, reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

Not  applicable.

ITEM  8.     EXHIBITS

Exhibit  No.  Description
------------  -----------

4.1   Amended  and  Restated  1999  Employee  Comprehensive  Stock  Plan

5.1   Opinion  of  Amy  Trombly,  Esq.

23.1  Consent  of  Akin,  Doherty,  Klein  &  Feuge,  P.C.

23.2  Consent  of  Counsel  (included  in  Exhibit  5.1  hereto).

ITEM  9.     UNDERTAKINGS

(a)     The  Registrant  hereby  undertakes:

     1. To file, during any period in which it offers or sells securities are being made, a post-effective amendment to this registration statement to:

          (i) Include any additional or changed material information with respect to the plan of distribution.

     2. For determining liability under the Securities Act of 1933, that each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas on the 25th day of May, 2006.

                          PAYMENT  DATA  SYSTEMS,  INC.


 By:  /s/  Michael  Long
      ------------------
      Michael  R.  Long
      Chief  Executive
      Officer  and  Chief  Financial  Officer


SIGNATURES                                                  DATE

By:  /s/   Michael  R.  Long
     -----------------------                           May 25,  2006
     Michael  R.  Long
     Chief  Executive
     Officer  and  Chief  Financial  Officer
     (principal  executive  officer  and
     principal  financial  and  accounting  officer)


By:  /s/  Louis  A.  Hoch                              May 25,  2006
     --------------------
     Louis  A.  Hoch
     President,  Chief  Operating  Officer
     and  Director


By:  /s/  Peter  G.  Kirby                             May 25,  2006
     ---------------------
     Peter  G.  Kirby
     Director